Exhibit 10.5
Steven Urbach President	Chardan Capital Markets, LLC 17 State Street Suite 1600 New York, NY 10004 Tel: 646 465 9028 Fax: 646 465 9091

December 21, 2015
Orbital Tracking Corp.
18851 NE 29th Avenue, Suite 700
Aventura, FL 33180

Attention:                                David Phipps

Dear David:

This letter will confirm our understanding that the company known to us as Orbital Tracking Corp. (the “Company”) has engaged Chardan Capital Markets, LLC (“Chardan”, “Advisor” or “Placement Agent”) to act as the Company’s non-exclusive placement agent.

    Section 1.                      Scope of Engagement and Services.  In connection with this engagement, Chardan shall provide the following services (“Services”), as appropriate:

(a)	advise and assist the Company in negotiating the terms and conditions of any transaction;

(b)	introduce the Company to potential investors and/or business partners.

    Section 2.                      Compensation.

(a)
In the event a private placement of the Company’s securities is consummated during the Term in which investors introduced by Chardan are participating (a “Transaction”), the Company will pay to Chardan an aggregate placement agent fee (the “Placement Fee”) as stated below.  All such fees shall be immediately paid by the Company to Chardan at the closing of the Transaction, provided however, if such Transaction occurs through multiple closings, then pro rata portion of such fees shall be paid upon each closing; and provided further, in the event that the consideration to be paid in a Transaction is not paid at the closing, the portion of the Placement Fee relating to such payments will be calculated and paid if and when such payments are made:

i.	For a capital raise, the Company shall pay to Chardan, at the time of closing, an aggregate cash fee equal to $50,000.00.

ii.	The Company shall pay to Chardan or The Special Equities Group, LLC (as directed), at the time of closing, 250,000 shares of fully vested, restricted shares of Company common stock.

(b)
Notwithstanding anything to the contrary herein, the parties agree that Chardan shall not be entitled to any cash or equity Placement Fee under this Section 2 unless the aggregate gross proceeds raised in the Transaction exceed $900,000.

Section 3.                      Indemnification. The Company agrees to indemnify Chardan in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

Section 4.                      Chardan’s and the Company’s Relationships with Others. The Company acknowledges that Chardan and its affiliates are in the business of providing investment banking, financial advisory and consulting services to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement.  Nothing contained herein, other than Chardan’s obligations relating to the Company’s Confidential Material as provided in Section 6 hereof, shall be construed to limit or restrict Chardan or its respective affiliates in conducting such businesses with respect to others or in rendering such services to others.

Section 5.                      Confidential Information. In connection with the rendering of services hereunder, Chardan has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material”, shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Chardan without the prior written consent of the Company.  In the event Chardan is required by applicable law or legal process to disclose any of the Confidential Material, Chardan will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following Chardan’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision.  If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Chardan is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Chardan may do so without liability hereunder.

Section 6.                      Limitation Upon the Use of Advice and Services.

(a)
No person or entity, other than the Company, which includes its directors, officers, employees, consultants and advisors, shall be entitled to make use of, or rely upon any advice of Chardan to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of Chardan.

(b)
The Company hereby acknowledges that Chardan, for services rendered as contemplated by this Agreement, does not make any commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace.  Any decision by Chardan to make a market in any of the Company’s securities shall be based solely on the independent judgment of Chardan’s management, employees, and agents.

(c)
Use of Chardan’s name in annual reports or any other report of the Company or releases by the Company requires the prior written approval of Chardan unless the Company is required by law to include Chardan’s name in such annual reports, other report or release of the Company.

Section 7.                      Information; Cooperation.  The Company will cooperate with and will furnish Chardan with all reasonable information and data concerning the Company and the financing which Chardan deems appropriate and will provide Chardan with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel (provided that Chardan shall not communicate directly with any such parties without the prior written or email authorization of the Chief Executive Officer or Chief Financial Officer of the Company).  The Company represents that all information and any disclosure materials made available to Chardan for distribution to investors will be, to the Company’s knowledge, complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.  The Company further represents and warrants that to the extent any projections are furnished, such projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable.  Chardan shall not deliver to any prospective investors any information concerning the Company, unless the Company has previously consented to the distribution of such information.

Section 8.                      Miscellaneous.

(a)
Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at: 18851 NE 29th Avenue, Suite 700, Aventura, FL 33180, and copied to PO Box 14823, Pittsburgh, PA  15234 or if to Chardan, addressed to them at: 150 East 58th Street, 28th Floor, New York, NY 10155. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)
This Agreement embodies the entire agreement and understanding between the Company and Chardan and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings that Chardan may have had with the Company related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party.  This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Chardan.

(c)
This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof.  Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the Rules of FINRA as at present in force. The arbitration shall take place in New York City, the State of New York. The parties hereby submit themselves to the exclusive jurisdiction of the arbitration tribunal in the City of New York, the State of New York under the auspices of FINRA. To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof. Each party to the arbitration shall bear its own expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants).

(d)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) without the other party’s prior written consent.

(e)
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 9.                      Termination. The term (the “Term”) of Chardan’s engagement hereunder shall commence on the date hereof and end on January 15,    ; provided however that this Agreement can be terminated early by either party on five (5) days after receipt of written notice of termination for any reason after the two (2) month anniversary of the Agreement.  In addition, in the event this Agreement shall be terminated in accordance with the provisions of this Section 10 or upon expiration of this Agreement, neither party shall have any further rights or obligations hereunder, except that (i) no termination of this Agreement shall affect any rights or obligations that shall have accrued hereunder prior to the effective date of termination, and (ii) the sections headed “Confidential Information,” “Indemnification,” “Miscellaneous,” and “Limitation of Liability” shall survive after any termination.

Section 10.                      Limitation of Liability.  The liability of Chardan pursuant to this Engagement Letter shall be limited to the Placement Fee received by Chardan hereunder, which shall not include any liability for incidental, consequential or punitive damages, except that no such limitations shall apply to (i) any indemnification obligation under Annex A hereto, (ii) any breach by Chardan of Section 6 hereof or the last sentence of Section 8 hereof, or (iii) damages resulting from the bad faith, negligence, gross negligence, willful misconduct, or intentional breach of this Agreement by Chardan.

 We are delighted to accept this engagement and look forward to working with you on this assignment.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this agreement.

Very truly yours,

CHARDAN CAPITAL MARKETS, LLC

By:      s/ Steven Urbach
           Steven Urbach
           President

Agreed to and Accepted this 21st day of December, 2015

ORBITAL TRACKING CORP.
By:     /s/ David Phipps
           David Phipps
           Chief Executive Officer

ANNEX A

INDEMNIFICATION

    The Company agrees to indemnify and hold harmless Chardan and its affiliates and their respective officers, directors, employees, agents (including selected dealers) and controlling persons (Placement Agent and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the "Matters") contemplated by the engagement letter of which this Annex A forms a part  and the performance by Chardan of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.   Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court (or arbitration panel) of competent jurisdiction to have resulted primarily from Placement Agent’s bad faith, negligence, gross negligence, willful misconduct, intentional breach of the engagement letter of which this Annex A forms a part, or the provision of information to investors in a Transaction that is not authorized by the Company (the “Excepted Matters”).

    The Company also agrees that no Indemnified Party other than Chardan shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of Placement Agent pursuant to, or the performance by Placement Agent of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage or liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from Placement Agents’ bad faith, negligenceor gross negligence.  This limitation of liability set forth in this paragraph shall not apply to Chardan, and the liability limits applicable to Chardan are set forth in Section 11 of the engagement letter of which this Annex A forms a part.

    If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Placement Agents, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Placement Agent, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Placement Agent of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to Placement Agent under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Chardan under the engagement letter of which this Annex A is a part.

    Promptly after receipt by Placement Agent or any other Indemnified Party of any notice of any proceeding, or the commencement of any legal action or proceeding in respect of which indemnity may be sought against the Company, Chardan or such other Indemnified Party shall notify the Company promptly in writing of the receipt of any such notice or commencement of such an action or proceeding.  In the event the Company shall be obligated under this Indemnification Annex to indemnify Chardan and/or such other Indemnified Party, the Company may assume and control all aspects of the defense of such proceeding, including, inter alia, selection of counsel (which counsel shall be reasonably acceptable to Chardan) and, subject to the next paragraph, settlement; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by Chardan.

The Company agrees that it will not, without the prior written consent of Chardan, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not Chardan or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Placement Agent and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

If Chardan or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse Chardan for all reasonable actual out-of-pocket expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of Placement Agent’s services thereunder.